Exhibit 10.65

September 24, 2003

Mr. Daniel G. Welch

44 Shields Road

Darien, CT 06820

Dear Dan:

On behalf of InterMune, Inc. (the “Company”) and the Board of Directors (“BOD”), we are pleased to offer you the position of President and Chief Executive Officer, reporting to the BOD and to become a member of the BOD.  Your place of employment will be at the Company’s headquarters in Brisbane, California.  Should you accept this offer, your first day of employment will be September 25, 2003 (“Start Date”).

The key terms of your employment will be as follows:

1.               Base Salary.  You will receive a base salary of $43,750.00 per month, paid on a semi-monthly basis.  This is the annual equivalent of $525,000 per year.  Your salary will be reviewed in March 2004 by the Compensation Committee of the BOD with the other Executive Staff members and based on your performance you will be considered for a full annual merit increase.  In subsequent years, your base salary will be reviewed by the Compensation Committee of the BOD on an annual basis for possible increases.  (The annualized base salary to be paid, together with any subsequent increases thereto, shall be referred to herein as the “Base Salary”).

2.               Annual Bonus.  In addition, you will be eligible for an annual bonus based on the attainment of corporate goals established between the BOD and you, which goals may be adjusted during the performance period by mutual consent between you and the BOD.  Your annual target bonus will be 75% (or such greater percentage as the BOD may approve) of your Base Salary (“Target Bonus”), and your maximum annual bonus will be 200% of your Target Bonus based on BOD established initiatives.  The 2003 annual bonus opportunity will be calculated at 25% (one quarter) of the Target Bonus (or $98,438) and is guaranteed.  The annual bonus for any fiscal year will be paid out in the first quarter of the immediate following fiscal year.

3.               Equity.  You will be granted an option to purchase 625,000 shares of the Company’s common stock (the “Options”) at the closing price per share of the Company’s common stock on September 24, 2003, pursuant to the Company’s 2000 Equity Investment Plan.  The Options shall have a ten (10) year term and shall vest in 48 equal monthly installments over four years, provided, however that the first 12 installments shall not vest until one year from the Start Date.  Your vesting will begin on the Start Date.  In the event of your termination of employment with the Company for any reason, all vested Options must be exercised within 12 months of your termination date.  Subject to shareholder approval of additional shares to be used for stock option purchases, you will be granted additional Options in May, 2004 at a level consistent with your position and past practices of the Company.  As with Base Salary and annual bonus compensation, the Compensation Committee of the BOD, consistent with the Executive Staff’s review, will review your stock position annually for the purposes of granting future stock options to you on a basis no less favorable than those granted to other senior executives of the Company. Such a review normally takes place in March of each year.  The terms and conditions of the Options shall be governed by a separate agreement you will be asked to sign (the “Stock Option Agreement”).

4.               Relocation.

(a)                                  The Company will retain a relocation company (Executive Relocation) to provide you with the following services: area orientation, full packing services, pick-up and delivery, household goods transportation and full value protection of goods, transport of (2) automobiles, storage in transit for 60 days, temporary housing for up to 6 months, if required, and home sale/purchase assistance (Buyer Value Option).  A summary of terms and coverage of services is attached hereto.  The relocation expenses will be paid by the Company and is subject to repayment in full if your employment is terminated by the Company for Cause or you voluntarily resign without Good Reason (as such terms are defined herein) before one year from the Start Date.  For purposes of this paragraph 4(a), all payments will be made on a grossed-up basis for income tax purposes.

(b)                                 In addition, to assist you in the move from Darien, CT to the San Francisco Bay Area, you will be provided with a 4-year Cost of Living/Housing Differential Payment (“COLA”).  The amount of the COLA will be paid to you in equal monthly installments, whereby you will receive a total of $67,027 in the first year of employment, $50,270 in the second year of employment, $33,513 in the third year of employment and $16,756 in the fourth year of employment. All calculations are made in conjunction with Runzheimer and Executive Relocation methodologies.    For purposes of this paragraph 4(b), at the end of each calendar year the Company will gross-up for income tax purposes the portion of the COLA payment which was used to pay for your non-deductible expenses.

5.               Employee Benefits.  As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical, dental, vision, the Employee Stock Purchase program, 401K Retirement Plan, 11 paid holidays and our Flexible Spending Plan, among other coverages. You are entitled to four (4) weeks of paid vacation. Your position is exempt, and you will not be eligible for overtime.

6.               Definitions.  For purposes of this letter, the following definitions shall apply:

Resignation with “Good Reason” means a termination of your employment following the occurrence of one or more of the following events:

•                  Adverse change in your title, duties or responsibilities;

•                  Reduction in your Base Salary or Target Bonus levels;

•                  Failure of successor company to assume the obligations contained in this letter or any stock option agreement between you and the Company;

•                  A relocation of the Company’s headquarters outside of the San Francisco Bay       Area; or

•                  A material breach of any of the terms of this letter.

All other terminations initiated by you (other than death or Disability) shall be deemed to be a Resignation without Good Reason.

Termination “for Cause” means a termination of your employment by the Company based on a determination that any one or more of the following has occurred:

•                  Willful refusal to follow lawful and reasonable corporate policy of BOD directives;

•                  Willful failure, gross neglect or refusal to perform duties;

•                  Willful act that intentionally and materially injures the reputation or business of the Company;

•                  Willful breach of confidentiality that has a material adverse affect on the Company

•                  Fraud or embezzlement; or

•                  Indictment for criminal activity.

For purposes of this definition, no act or failure to act shall be considered “willful” unless it was done or omitted to be done not in good faith, and shall not include any act or failure to act resulting from your Disability.  Furthermore, a termination for Cause shall not take effect unless you are given written notice by the Company of its intention to terminate you for Cause, and is given to you within 90 days of the Company’s learning of such act or acts or failure or failures to act.  You shall then have 20 days after the date that such written notice has been given to you in which to cure such conduct, to the extent such cure is possible.  If you fail to cure such conduct, you shall then be entitled to a hearing before the BOD at which you and your counsel are entitled to appear.  Such hearing shall be held within 25 days of such notice to you, provided you request such hearing within 10 days of the written notice from the Company of the intention to terminate you for Cause.  If, within five days following such hearing, you are furnished written notice by the BOD confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, you shall then be terminated for Cause.  For purposes of such determination by the BOD, at least 75% of the BOD voting on the issue of your termination must find that there was grounds on which to terminate you for Cause.

Any termination initiated by the Company for reasons other than those described above and not made in accordance with the above procedures shall be considered a “Termination without Cause”.

“Disability” shall mean that you have become physically or mentally incapable of performing your duties for a period of 180 consecutive days.  The determination regarding the existence and expected or actual duration of such incapacity shall be made by a health professional mutually acceptable to you and the Company.  The Company shall provide 30 days’ written notice of a termination due to Disability.

“Change in Control” shall have the same meaning as that used in the Company’s 2000 Equity Incentive Plan.

7.                                       Termination

If you resign from the Company without Good Reason or if you are terminated with Cause, you will be entitled to:

•                  Any accrued but unpaid Base Salary or Target Bonus (“Accrued Obligations”)

•                  If you are terminated for Cause due to indictment for criminal activities, and you are later adjudicated innocent of the charges on which you were indicted or the indictment is subsequently quashed, you shall also be entitled at the time of such adjudication or quashing to: (i) 2 times the sum of your Base Salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if your termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following your date of termination, in each case with interest from the date of termination at the prevailing prime rate.

If you resign from the Company with Good Reason or if you are terminated without Cause, you will be entitled to the following payments (payable in lump sum within 30 days of your termination) and benefits:

•                  Accrued Obligations;

•                  2 times the sum of your Base Salary plus Target Bonus;

•                  Continuation of your medical, dental and health insurance (as in effect immediately prior to your termination) for a period of 24 months following your termination (or until you secure similar insurance coverage with a future employer, if earlier);

•                  If the termination occurs prior to a Change in Control, two years’ worth of accelerated vesting of your Options.

•                  If the termination occurs on or after a Change in Control, accelerated vesting of all Options.

If your employment terminates due to death or Disability, you or your estate will be entitled to:

•                Accrued Obligations;

•                Two years’ worth of accelerated vesting of your Options from the date of  your death or Disability.

Regardless of the reason, in the event that your position as President and Chief Executive Officer terminates, you agree to concurrently resign as a member of the BOD and as an officer and director of any of the Company’s subsidiaries and affiliates, unless both the BOD and you agree otherwise.

8.                                       Change In Control.  Notwithstanding anything in this letter to the contrary, upon the occurrence of a Change in Control within one year of your Start Date and in the absence of your termination or resignation, you will be entitled to two years’ worth of accelerated vesting of your Options from the date of the Change in Control plus a number of Options equal to 625,000 multiplied by a fraction, the numerator of which is the number of whole or partial months worked, and the denominator of which is 48.  If the Change in Control occurs on or after the first anniversary of your Start Date and in the absence of your termination or resignation, all of your Options will vest.

9.                                       Arbitration.  You and the Company agree to arbitrate before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) and California law, any disputes regarding this letter or your employment with the Company.  Such arbitration will take place in the San Francisco Bay Area. The Company will pay your reasonable costs and expenses incurred in the arbitration unless the Company prevails on all merits.

10.                                 Excise Tax Gross-Up.  To the extent that you incur an excise tax as a result of taxes imposed on you under Section 4999 of the Internal Revenue Code of 1986, the Company shall gross-up such payments to make you whole on an after-tax basis.

11.                                 Miscellaneous.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement, attached hereto.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause (subject to the terms of this letter) and is subject to acceptable reference checks and our standard company background investigation.

Upon your written acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement (which you must also sign) shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of the Company.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. Fred Schreiber, our SVP-HR and I along with all the Board members have enjoyed our recent conversations and we believe that you will find this an exciting and challenging position in a dynamic and growing company.

Should you have any questions about the above offer terms, please advise. Please accept this offer by signing and returning the enclosed duplicate original of this letter via Fed Ex to Fred and faxing a copy of this email after signing to him as well at (415) 508-0755.

Very truly yours,

/s/ Bill Ringo
Bill Ringo
Executive Director, Chairman of the Board and Interim CEO

UNDERSTOOD AND ACCEPTED:

/s/ Daniel Welch	9/24/03
Dan Welch	Date

INTERMUNE, INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by INTERMUNE, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.                                  NONDISCLOSURE

1.1                               Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2                               Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3                               Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                               No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.                                  ASSIGNMENT OF INVENTIONS.

2.1                               Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                               Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B

(Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3                               Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4                               Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5                               Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6                               Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                               Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                               Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.                                      RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.                                      ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for two (2) years after the date of termination of my employment by the Company, I will not directly or indirectly solicit, induce, or attempt to solicit or induce, any employee or independent contractor of the Company to leave the Company or to provide services to any other person or entity.

5.                                      NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.                                      RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property belonging to the Company (including without limitation computer hard drives, disks, back-up tapes or other storage media; and desks, filing cabinets or other work areas) is subject to inspection by Company personnel at any time without further notice.  I agree that I have no expectation of privacy in such areas and hereby consent to any such searches.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.                                      LEGAL AND EQUITABLE REMEDIES.  I understand and agree that because I will have access to and become acquainted with the Proprietary Information of the Company, the Company would be irreparably harmed by a breach of this Agreement.  Therefore, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.                                      NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.                                      NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.                           GENERAL PROVISIONS.

10.1                        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2                        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3                        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4                        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5                        Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause, and with or without advance notice.

10.6                        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7                        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an independent contractor or consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, entire and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior communications between me and the Company on the subjects contained herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and a duly authorized officer of the Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  September 25, 2003.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBITS A AND B TO THIS AGREEMENT.

/s/ Daniel Welch
(Signature)

Daniel Welch
(Printed Name)

Address:	3280 Bayshore Blvd.
Brisbane, CA 94005

Dated:	9/25/03

ACCEPTED AND AGREED TO:

INTERMUNE, INC.

By:	/s/ Fred Schreiber

Title:	SVP - HR

Address:	3280 Bayshore Blvd.
Brisbane, CA 94005

Dated:	9/25/03

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.                                      Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.                                      Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Daniel G. Welch
(PRINTED NAME OF EMPLOYEE)
Daniel G. Welch

Date:	9/25/03

WITNESSED BY:

/s/ Fred Schreiber
(PRINTED NAME OF REPRESENTATIVE)

A-1

EXHIBIT B

TO:	INTERMUNE, INC.

FROM:	Daniel G. Welch

DATE:

SUBJECT:	Previous Inventions

1.                                       Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by INTERMUNE, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒                                No inventions or improvements.

☐                                See below:

☐                          Additional sheets attached.

2.                                       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                          Additional sheets attached.

2